Filed pursuant to Rule 433

Registration Statement No. 333-284911-01

Dated: May 7, 2026

Commonwealth Edison Company

First Mortgage 4.550% Bonds, Series 139, due 2031

First Mortgage 5.850% Bonds, Series 140, due 2056

May 7, 2026

Pricing Term Sheet

Issuer:	Commonwealth Edison Company

Ratings*:	A1 (Moody’s); A (S&P)

Trade Date:	May 7, 2026

Settlement Date**:	May 14, 2026 (T+5)

Securities:	First Mortgage 4.550% Bonds, Series 139, due 2031	First Mortgage 5.850% Bonds, Series 140, due 2056

Principal Amount:	$600,000,000	$825,000,000

Maturity Date:	June 1, 2031	June 1, 2056

Coupon:	4.550%	5.850%

Benchmark Treasury:	3.875% due April 30, 2031	4.625% due November 15, 2055

Benchmark Treasury Price / Yield:	99-07 ¼ / 4.048%	94-18+ / 4.977%

Spread to Benchmark Treasury:	+55 basis points	+88 basis points

Yield to Maturity:	4.598%	5.857%

Public Offering Price:	99.783% of the principal amount	99.897% of the principal amount

Interest Payment Dates:	June 1 and December 1 of each year, commencing December 1, 2026	June 1 and December 1 of each year, commencing December 1, 2026

Optional Redemption Provisions:	At any time prior to May 1, 2031 (one month prior to the maturity date) (the “Series 139 Par Call Date”), the Company may, at its option, redeem the Series 139 Purchase Bonds in whole or in part at a redemption price equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series 139 Purchased Bonds matured on the Series 139 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 10 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series 139 Purchased Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.	At any time prior to December 1, 2055 (six months prior to the maturity date) (the “Series 140 Par Call Date”), the Company may, at its option, redeem the Series 140 Purchased Bonds in whole or in part at a redemption price equal to the greater of: (1)(a) the sum of the present values of the remaining scheduled payments of principal and interest thereon discounted to the redemption date (assuming the Series 140 Purchased Bonds matured on the Series 140 Par Call Date) on a semi-annual basis (assuming a 360-day year consisting of twelve 30-day months) at the Treasury Rate plus 15 basis points less (b) interest accrued to the date of redemption, and (2) 100% of the principal amount of the Series 140 Purchased Bonds to be redeemed, plus, in either case, accrued and unpaid interest thereon to, but excluding, the redemption date.

	On or after the Series 139 Par Call Date, the Company may, at its option, redeem the Series 139 Purchased Bonds in whole or in part at a redemption price equal to 100% of the principal amount of the Series 139 Purchased Bonds being redeemed, plus accrued and unpaid interest thereon to the redemption date.	On or after the Series 140 Par Call Date, the Company may, at its option, redeem the Series 140 Purchased Bonds in whole or in part at a redemption price equal to 100% of the principal amount of the Series 140 Purchased Bonds being redeemed, plus accrued and unpaid interest thereon to the redemption date.

CUSIP / ISIN:	202795 KC 3 / US202795KC39	202795 KD 1 / US202795KD12

Joint Book-Running Managers:	BofA Securities, Inc.
Citigroup Global Markets Inc.
 Loop Capital Markets LLC
 RBC Capital Markets, LLC
 U.S. Bancorp Investments, Inc.
 Credit Agricole Securities (USA) Inc.
 MUFG Securities Americas Inc.
 PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.	BofA Securities, Inc.
Citigroup Global Markets Inc.
Loop Capital Markets LLC
 RBC Capital Markets, LLC
 U.S. Bancorp Investments, Inc.
 Credit Agricole Securities (USA) Inc.
 MUFG Securities Americas Inc.
 PNC Capital Markets LLC
SMBC Nikko Securities America, Inc.

Senior Co-Managers:	BNY Mellon Capital Markets, LLC Huntington Securities, Inc. Siebert Williams Shank & Co., LLC	BNY Mellon Capital Markets, LLC Huntington Securities, Inc. Siebert Williams Shank & Co., LLC

Co-Managers:	AmeriVet Securities, Inc. Penserra Securities LLC R. Seelaus & Co., LLC Stern Brothers & Co. Telsey Advisory Group LLC Independence Point Securities LLC	AmeriVet Securities, Inc. Penserra Securities LLC R. Seelaus & Co., LLC Stern Brothers & Co. Telsey Advisory Group LLC Independence Point Securities LLC

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

**We expect to deliver the bonds on or about May 14, 2026, which will be the fifth business day following the date of this term sheet (“T+5”). Under Rule 15c6-1 under the Exchange Act, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on any day other than the business day preceding the settlement date will be required, by virtue of the fact that the bonds initially will settle in T+5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling BofA Securities, Inc. at 1-800-294-1322, Citigroup Global Markets Inc. at 1-800-831-9146, Loop Capital Markets LLC at 1-888-294-8898, RBC Capital Markets, LLC at 1-866-375-6829, and U.S. Bancorp Investments, Inc. at 1-877-558-2607.